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                                                                    EXHIBIT 10.6


       NORTHEAST GENERATION COMPANY--NORTHEAST GENERATION SERVICES COMPANY
                       MANAGEMENT AND OPERATION AGREEMENT

MANAGEMENT AND OPERATION AGREEMENT ("Agreement") made and entered into as of the 1st day of February, 2000, by and between NORTHEAST GENERATION COMPANY, a Connecticut corporation with its principal place of business in Berlin, Connecticut ("NGC"), and NORTHEAST GENERATION SERVICES COMPANY, a Connecticut corporation with its principal place of business in Rocky Hill, Connecticut ("NGS"). NGC and NGS shall be referred to individually as the "Party" and collectively as the "Parties".

WHEREAS, NGC and NGS are wholly-owned subsidiaries of NU Enterprises, Inc., which in turn is wholly-owned by Northeast Utilities;

WHEREAS, NGC has acquired or will acquire through a public auction process certain electric generation facilities listed on Exhibit 1 hereto (the "Facilities") from The Connecticut Light and Power Company ("CL&P") and Western Massachusetts Electric Company ("WMECO"), which NGC intends to own and operate as exempt wholesale generators ("EWGs);

WHEREAS, NGC desires to have NGS manage and operate the Facilities on behalf of and as agent for NGC on the terms and conditions stated in this Agreement and NGS has agreed to do so; and

WHEREAS, pursuant to the NU Guaranty (as defined herein), Northeast Utilities has guaranteed the obligations of NGS.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein, it is agreed as follows:

                            SECTION 1 - DEFINED TERMS

1.1 DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:


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"Affiliate" means, with respect to any entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity. For this purpose, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

"Ancillary Services" means 10-Minute Spinning Reserve ("TMSR"), 10-Minute Non-Spinning Reserve ("TMNSR"), 30-Minute Operating Reserves ("TMOR"), and Automatic Generation Control ("AGC"), all having the meanings as defined in the NEPOOL Agreement.

"Bankrupt" means with respect to a Party, such Party (i) files a petition or otherwise commences a proceeding under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement (other than an assignment undertaken in connection with a financing) for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced),
(iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

"Business Day" means any day except Saturday, Sunday, a Federal Reserve Bank holiday or a holiday according to the North American Electric Reliability Council or any successor organization thereto; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Standard (or Daylight) time.

"Buyer" means the entity or entities (which may or may not be Affiliates of NGC), which NGC designates and contracts, in each case from time to time, to sell or broker Products from the Facilities.

"Credit Agreement" means the Credit Agreement dated as of January __, 2000 among NGC, Citibank, N.A. as Administrative Agent and Collateral Agent and the
Lenders party thereto.

"Delivery Point" means the point(s) at which the Energy of the Facilities will be delivered by NGS and received by NGC or its Designee. For the purposes of this Agreement, the Delivery Point shall be Ownership Demarcation Points described in the Asset Demarcation Agreements by and between NGC and CL&P, and by and between NGC and WMECO, each dated as of _________, 2000.


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"Designee" means the corporate entity (which may or may not be an Affiliate)
which NGC may designate in writing to NGS from time to time to exercise certain specified rights and duties of NGC under this Agreement.

"Energy" means electric energy in the form of merchantable electricity expressed in megawatt hours and shall be three-phase, 60-cycle alternating current as delivered to the Delivery Points.

"FERC" means the Federal Energy Regulatory Commission or any successor government agency.

"Fuel Delivery Point" means the inlet flange of the jet fuel tank at the Tunnel Jet Facility site.

"Good Industry Practice" means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric generation facility operation industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been reasonably expected to accomplish the desired result at a reasonable cost consistent with full compliance with applicable laws and regulations, good practices, reliability, safety, environmental protection, sound business practices and expedition. Good Industry Practice is not limited to a single, optimum practice, method or act to the exclusion of others, but rather is intended to include all acceptable practices, methods or acts generally accepted in the industry. With respect to the Facilities, Good Industry Practice includes but is not limited to taking reasonable steps to ensure that:

         (1) Adequate materials, resources and supplies are available to meet each Facility's needs.

         (2) Sufficient operating personnel are available and are adequately experienced and trained to operate the Facilities properly and efficiently and are capable of responding to emergency conditions.

         (3) Preventative, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation, and are performed by knowledgeable, trained and experience personnel utilizing proper equipment and tools.


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         (4) Appropriate monitoring and testing is done to ensure equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions.

         (5) Equipment is not operated in a reckless manner, or in a manner unsafe to workers or the general public or without regard to defined limitations such as operating voltage, current, frequency, rotational speed, synchronization and control system limits.

"Interconnection Agreement" means the Interconnection Agreements by and between NGC and CL&P and, by and between NGC and WMECO, each dated as of July 2, 1999.

"Interest Rate" means, for any date, the per annum rate of interest equal to the lesser of (a) prime lending rate as may from time to time be published in the WALL STREET JOURNAL under "Money Rates"; (or if not published on such day on the most recent preceding day when published) and (b) the maximum rate permitted by applicable law.

"ISO-NE" means the New England Independent System Operator, or its successor.

"Lead Participant" shall have the meaning stated in the NEPOOL Market Rules.

"Lender" means any financial institution, other entity or individual or any duly authorized agent thereof providing financing or refinancing to NGC for any or all of the Facilities, whether on a senior or subordinated basis.

"NEPOOL" means the New England Power Pool or its successor in interest.

"NEPOOL Agreement" means the Restated NEPOOL Agreement, dated as of December 1, 1996 as amended from time to time.

"NEPOOL Standards" means all Criteria, Rules, Standards, NEPOOL Automated Billing System Procedures, NEPOOL Operating Procedures and NEPOOL Market Rules issued or adopted by NEPOOL, ISO-NE and their satellite agencies, or their successors, as amended from time to time.


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"NU Guaranty" shall mean the guaranty by Northeast Utilities of NGS's obligations hereunder in the form contained in Appendix A.

"Operable Capability" shall have the meaning as stated in the NEPOOL Agreement.

"Participant" shall have the meaning stated in the NEPOOL Agreement.

"Product" means the various electrical products, services, and capabilities (including, but not limited to, for example, energy-related products, capacity-related products, and generation ancillary services related products) recognized as market products that can be produced or offered by the Facilities. For the purposes of this Agreement, at this time, Product shall include, but not be limited to the Seasonal Claimed Capability, Operable Capability, Energy and Ancillary Services bought and sold pursuant to the Purchase Agreement or in any other purchase agreement entered into by NGC and a Buyer.

"Purchase Agreement" shall mean the Power Purchase and Sales Agreement dated as of ___, 1999, between Select Energy, Inc. and NGC, as the same may be amended, supplemented and otherwise modified from time to time.

"Schedule" or "Scheduling" means the acts of NGC, its Designee and/or their designated representatives, if applicable, of notifying, requesting and confirming to each other the quantity and type of Product to be provided from each Facility on any given day or days.

"Seasonal Claimed Capability" of the Facilities shall have the meaning as set forth in the NEPOOL Standards.

"Tunnel Jet Facility" means the approximately 20 MW internal combustion unit located at the Tunnel hydroelectric station in Preston, Connecticut, and including the gas turbine enclosure building, a gas turbine control building and an above ground fuel oil storage tank.


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                        SECTION 2 - TERM OF THE AGREEMENT

2.1 TERM. The term of this Agreement ("Term") shall commence on the date that NGC first obtains ownership of any or all of the Facilities, shall remain in effect for an initial period of six (6) years (the "Initial Period"), and shall continue thereafter on a year-to-year basis from the end of the Initial Period unless and until terminated by either Party by (i) one (1) year advance written notice by that Party to the other Party, in the case of the Initial Period, given prior to the commencement of the fifth (5th) year of the Initial Period, and in the case of any other year, given prior to the commencement of such year, or (ii) upon a sale by NGC of a particular Facility, this Agreement shall terminate with respect to such Facility, in which case the fees payable by NGC to NGS shall be adjusted accordingly to reflect such sales in accordance with
Exhibit 6, and NGC shall also pay NGS's reasonable demobilization costs. Provided, however that the Parties' obligations under this Agreement with respect to a particular Facility shall not commence until the date NGC obtains full ownership of that Facility and the payment described in Section 4 shall be prorated accordingly. In the event that a termination notice is given by one Party to the other Party, the Parties shall reasonably cooperate to ensure a smooth transition to a new manager and operator without adversely affecting the physical condition, operations or costs of the Facilities.

2.2 MATERIAL CHANGES. In the event that any regulatory agency with jurisdiction over this Agreement makes substantial changes or modifications to any of the terms or conditions contained herein or a change in any statute, regulation or regulatory order affecting the operation or maintenance of any Facility in a manner that would cause material economic harm to either Party, the Parties shall cooperate to make such changes as will keep the Parties on substantially the same economic terms as contained herein. If the Parties cannot reach agreement, either Party may terminate this Agreement, without further obligation, upon sixty (60) days prior written notice. In the event of such termination, NGC shall pay NGS its actual incremental demobilization costs, not to exceed ten (10) percent of the average annual fixed fee described in Section 4.2.

2.3 TERMINATION RIGHTS. Termination by either Party in accordance with the terms of this Agreement shall not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives any such termination, including, but not limited to billings, and indemnification and liability.

                          SECTION 3 - SCOPE OF SERVICES


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3.1 GENERAL SCOPE OF SERVICES. For the Term of this Agreement, NGS will manage, operate, and maintain the Facilities and provide the administrative services required for the Facilities, on behalf of and as agent for NGC as more fully described in Exhibit 2 hereto (the "Services") and any applicable operation and maintenance requirements of the Purchase Agreement. The Services shall be provided in accordance with Good Industry Practice and NEPOOL Standards. NGS's obligations to NGC shall pertain solely to the Services provided under this Agreement, and NGS shall not be deemed to be assuming any of the risks of ownership of the Facilities.

3.2 SPECIFIC PURCHASE AND SALE AGREEMENT OBLIGATIONS. NGS recognizes that NGC in its Purchase and Sales Agreements with CL&P and WMECO, each dated July 2, 1999 (the "PSAs") has agreed to certain continuing obligations to CL&P and WMECO. NGS agrees to comply with, and assist NGC in complying with the obligations listed on Exhibit 3 hereto in the course of providing the Services to NGC with respect to the Facilities.

3.3 EXCLUDED COSTS. Exhibit 4 lists cost items ("Excluded Costs") which NGS will not be responsible for paying or bearing, unless otherwise agreed by the Parties. If NGS pays any such Excluded Cost as part of its Services, it shall invoice NGC, which shall reimburse NGS within thirty (30) days of its receipt of such invoice. In addition, NGS will not pay or bear the cost of (a) any unanticipated major repairs requiring single occurrence cost of greater than $100,000, or (b) any Approved Capital Expenditures set forth in Exhibit 5 hereto or other capital expenditures.

3.4 ADDITIONAL CAPITAL EXPENDITURES. NGC, or its Designee with NGC's consent, shall have the right to request NGS to incur additional capital expenditures beyond the total capital expenditures included in the Approved Capital Expenditures in Exhibit 5 for a particular year, as long as NGC pays the associated capital cost.

3.5 ADDITIONAL OPERATION AND MAINTENANCE COSTS. NGC, or its Designee with NGC's consent, shall have the right to request NGS to make changes in its operation or maintenance practices for the Facilities or to undertake additional activities not required by Section 3 of this Agreement or by Good Industry Practice. NGS shall make such change, or undertake such additional activities, provided that NGC fully compensates NGS for any incremental costs it incurs and that such change is consistent with Good Industry Practice. Additionally, if NGC fails to fund any Approved Capital Expenditures and such failure results in additional operating and maintenance costs to NGS, NGC shall fully compensate NGS for any resulting incremental costs NGS incurs.


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3.6 MAINTENANCE SCHEDULES. The annual fixed fee and Approved Capital
Expenditures were developed based upon the Assumed Maintenance Schedule contained in Exhibit 7 hereto and the scope of Services to be provided. Any deviations from such schedule or scope are subject to the approval of NGC . The Parties shall mutually agree to adjustments to the annual fixed fee to reflect the economic impacts of any such change in schedule or scope. NGS shall use all reasonable efforts to not schedule maintenance during peak production periods, except with the consent of NGC or as required by Good Industry Practice.

                              SECTION 4 - PAYMENTS

4.1 PAYMENTS. The payments from NGC to NGS for the Services NGS provides under
Section 3 of this Agreement shall consist of two (2) components: an annual fixed fee as described in Section 4.2 to be paid in monthly installments, and an annual incentive payment or credit as described in Section 4.3.

4.2 ANNUAL FIXED FEE. NGC shall pay NGS the annual fixed fee stated on Exhibit 6 applicable for each Facility owned by NGC for each calendar year for the Services NGS provides under Section 3 of this Agreement. The fixed fee for a calendar year shall be paid by NGC in twelve (12) equal annual monthly installments on the first Business Day of each month for that month, or in amounts predetermined and agreed upon by the Parties based on scheduled maintenance activity. The Annual Fee shall be readjusted based upon the formula described in Exhibit 6 upon (i) the sale of a Facility by NGC, (ii) upon the suspension of any portion or all of the Services at any Facility, or (iii) the termination of Services at a particular Facility due to the closure by NGC of such Facility. Except as otherwise specifically stated in this agreement, the fixed fee will cover all Services rendered by NGS under this Agreement. No later than eighteen (18) months prior to the end of the Term, the Parties will negotiate in good faith the annual fixed fee(s) for any extension of the Term.

4.3 ANNUAL INCENTIVE PAYMENT OR CREDIT. In addition to the annual fixed fee, NGC shall pay NGS an annual incentive payment for each calendar year of up to ten
(10) percent, but not exceeding $2.5 million, of the applicable year's fixed fee, or receive an incentive credit from NGS of up to five (5) percent of the applicable year's fixed fee, but not exceeding $1.25 million, based on the formula described in Exhibit 6 or using such other incentive payment formula agreed to by the Parties in writing. Any incentive payment shall be made within sixty (60) days after the end of the calendar year. Any incentive credit shall be applied as a reduction to the annual fixed fee within sixty (60) days


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after the end of a calendar year. NGS will calculate the appropriate incentive payment or credit as an invoice charge or credit to NGC.

4.4  BILLING AND PAYMENT.

4.4.1 All payments required under this Agreement shall be made no later than the date required by this Agreement, or if no date is specifically required, within thirty (30) days of receipt by the Party being charged of an invoice or bill from the other Party. Each Party will make payments by wire transfer, or by other mutually agreeable method(s), to the account designated by the other Party. Any amounts, both principal and interest, not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from the due date to the date the unpaid amount is paid in full.

4.5 DISPUTES AND ADJUSTMENTS OF INVOICES. NGC may, in good faith, challenge the correctness of any invoice rendered by NGS under the Agreement, and NGS may adjust any invoice rendered for any arithmetic, computational or other error, within twelve (12) months of the date the invoice was rendered. In the event NGC challenges an invoice or portion thereof, or any other claim or adjustment arising hereunder, is challenged, or NGS adjusts any invoice, payment of the invoice in full shall be made when due by NGC, with payment of the disputed amount only to be made to an escrow account pending resolution of such good faith dispute, and NGC shall give notice of the objection as to the disputed portion to NGS at the same time. Any billing challenge or billing adjustment shall be in writing and shall state the specific basis for the challenge or adjustment. If it is determined that an adjustment to the invoice is appropriate, then such payment shall be made within two (2) Business Days of such determination along with interest accrued on such amount in the escrow account from the due date until the date paid and any excess amount deposited in the escrow account by NGC shall be returned to NGC together with any accrued interest. An invoice rendered under the Agreement shall be binding on NGC and NGS unless challenged by NGC or adjusted by NGS in accordance with this subsection within twelve (12) months after the invoice is rendered.

               SECTION 5 - COORDINATION WITH NGC, BUYER AND ISO-NE

5.1 CAPACITY AUDITS. NGC may request and NGS shall perform capacity audits of the Facilities at least annually and NGS shall submit the result of such audits to ISO-NE in accordance with NEPOOL procedures in effect from time to time. In the event that any capacity audit results in a change in the capacity rating of a Facility, NGS will promptly advise NGC and Buyer of the change.


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5.2 GENERATION QUALIFICATION. NGS shall have sole responsibility for the qualification of each of the Facilities with ISO-NE as a generation resource in New England and compliance with applicable NEPOOL Standards.

5.3 DISPATCH. Subject to Good Industry Practice, NGC, or its Designee, shall have sole discretion to request commitment and dispatch of the Products from each Facility, up to the capacity available from the Facilities at the time.

5.4 BIDDING AND SCHEDULING AUTHORITY. NGC, or its Designee, shall be the Lead Participant for the Facilities with ISO-NE. NGC, or its Designee, shall have sole right and responsibility for bidding and scheduling of the Facilities with ISO-NE in accordance with the NEPOOL Agreement. NGC, or its Designee, shall communicate to NGS all scheduling and bidding information in a manner consistent with the timing requirements of ISO-NE and NEPOOL. NGS shall provide such support, as may be reasonably requested by NGC, or its Designee, in order to enable them to perform such obligations. All bidding and scheduling set by NGC, or its Designee, shall be based upon operating parameters set by NGS in accordance with the operation and maintenance of each of the Facilities as specified herein.

5.5 EMERGENCY CURTAILMENT. NGS may curtail, reduce or interrupt its delivery of all or a portion of the Product of any of the Facilities whenever: (a) continued operation of such Facility would result in damage to the Facility or to a transmission or distribution system with which such Facility is directly interconnected, or (b) if a transmission or distribution system with which such Facility is directly interconnected experiences an emergency, as designated by the affected utility, or (c) whenever it is necessary to aid in the restoration of service on a system with which such Facility is directly or indirectly interconnected, or (d) whenever requested by ISO-NE or a governmental authority with applicable jurisdiction, or (e) as required by Good Industry Practice. NGS shall notify NGC, or its Designee, as soon as reasonably practicable of any such curtailment, reduction or interruption, it being understood that is may not be reasonably practicable to provide such notice in advance of such an event. Such notice may be either written or oral with length and content as mutually agreed by the Parties depending on the nature of the incident. Any such curtailment, reduction or interruption shall continue only for as long as reasonably necessary.


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5.6 COMMUNICATIONS WITH ISO-NE. NGS shall be responsible for direct communications with ISO-NE or its satellite operator with regards to the hourly actual operation of each of the Facilities. NGS shall be responsible for communications with NGC, or its Designee, regarding any and all directions received from the ISO-NE or its satellite operator. NGC, or its Designee, shall have sole responsibility for direct communications with ISO-NE regarding bidding and scheduling of each of the Facilities.

                       SECTION 6 - PUMPING POWER AND FUEL

6.1 NORTHFIELD AND ROCKY RIVER FACILITIES. NGC, or its Designee, shall bear the cost of and make appropriate arrangements for supplying electrical energy for pumping operation and for the associated pumping costs for the Northfield Facility and the Rocky River Facility. NGC, or its Designee, shall communicate to NGS all pumping scheduling information in a manner consistent with the timing requirements of ISO-NE and NEPOOL.

6.2 TUNNEL JET FUEL. NGC, or its Designee, shall supply and deliver to the Fuel Delivery Point the fuel required to operate the Tunnel Jet Facility. NGS will be responsible for the safe and efficient handling of such fuel after the Fuel Delivery Point. NGC, or its Designee, will coordinate the schedule of such fuel deliveries with NGS to provide for the efficient and reliable acquisition and delivery of fuel for the Tunnel Jet Facility.

                              SECTION 7 - BUDGETING

7.1 ANNUAL BUDGET. On or before October 1 of each year of this Agreement, NGS will provide NGC and its Designee with an estimate of NGC's costs under Sections 3 and 4 of this Agreement, including the fees payable to NGS hereunder and any additional operating and maintenance costs, capital costs, and other costs, if any, of the Facilities to be paid by NGC on a Facility by Facility basis. The budget for the first year of the Services is attached herein as Exhibit 8.

7.2 ADDITIONAL BUDGET AND PLANNING INFORMATION. To assist NGC and its Designee with their financial planning and budget management, NGS shall respond to any reasonable requests from NGC and its Designee for additional budget and projected cost information such as five (5) year budget planning assumptions and projections.

                              SECTION 8 - REPORTING


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8.1 GENERAL REPORTING. NGS will provide NGC and its Designee with any and all reports reasonably necessary to fulfill Lender, ISO-NE, regulatory, legal or other requirements.

8.2 INCIDENT REPORTS. NGS will promptly inform NGC and its Designee of any existing or potential permit violations or incidents, or operating deficiencies which may materially impede operation of any Facility, materially add to cost or result in potential legal claims or actions. Such notification may be either written or oral, with length and content as reasonably requested by NGC, or its Designee.

8.3 REGULAR, PERIODIC REPORTS. NGS shall furnish to NGC in writing a report as soon as available but in no event more than thirty (30) days after the end of each calendar quarter of each fiscal year, in the form of Exhibit 9 attached hereto, a summary of such quarter's operations and a summary of the calendar year-to-date operations compared to the budget and forecasts delivered pursuant to this Agreement, including information in reasonable detail concerning (i) each Facility's production and availability during such period, (ii) revenues received during such period, (iii) NGC operating costs during such period as compared to the operating budget last delivered to NGC, (iv) capital expenditures during such period as compared to the capital additions and replacement budget last delivered to NGC and (v) any material developments during such period in the operations of each of the Facilities, including material technical problems, discovery of any material defects in the physical plants and equipment of the Facilities, material interruptions to operation, material disputes with any governmental body (including tax authorities) or material labor difficulties. In the event of a material deviation of operating results from budgets and forecasts delivered pursuant hereto, NGS shall promptly notify NGC describing such deviation in reasonable detail, and together with such notice or as soon thereafter as possible, a description of the action that NGS proposes to take with respect thereto.

8.4 NOTICES OF MATERIAL EVENTS. NGS shall furnish to NGC, in writing, promptly after NGS obtains knowledge thereof, notice of:

         (a) all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in such legal or other proceedings, materially affecting any of the Facilities, including without limitation, any pending or threatened environmental claim.


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         (b)      any other development that results in, or could reasonably be expected to result in, a material adverse effect on any of the Facilities.

         (c) any Event of Default, together with a description of any action being taken or proposed to be taken with respect thereto.

         (d) any casualty, damage or loss to the Facilities, whether or not insured, through fire, theft, other hazard or casualty, involving a probable loss of $500,000 or more (such amount to be deemed increased annually consistent with increases in the consumer price index on each anniversary of the execution hereof).

         (e) any cancellation, notice of threatened or potential cancellation or material change in the terms, coverage or amounts of any policy of insurance required to be maintained by NGS hereunder.

         (f) any event, occurrence or circumstance that reasonably could be expected to render NGS incapable of or prevent NGS from performing the Services hereunder.

         (g) any fact, circumstance, condition or occurrence at, on, or arising from, any Facility that results in noncompliance with any environmental law that has resulted or could reasonably be expected to result in a material adverse effect on the operations of any Facility.

         (h) any lien, except liens incurred in the ordinary course of business such as mechanics liens.

Each notice delivered under this Section shall be accompanied by a statement from NGS setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.5 OTHER REQUESTED INFORMATION. Throughout the period of this Agreement, the Parties shall negotiate, discuss and work together in good faith, and exchange and provide each other with such information as they can reasonably provide and which would or might assist the other in performing its obligations under this Agreement or NGC in satisfying any of its obligations under any of the


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financing documents to which it is a party. In particular, NGS shall keep NGC reasonably informed of matters relating to the Facilities and the business of NGC relating to the Facilities and the Services, and shall provide NGC with the relevant documentation to the extent that such information and documentation is reasonably available to NGS and provision thereof may occur without material additional work or cost to NGS.

                            SECTION 9 - SUBCONTRACTS

9.1 SUBCONTRACTS. NGS may not subcontract Services which aggregate $1.5 million or greater per calendar year for any single non-Affiliate subcontractor or vendor, or $5 million in total for all non-Affiliate subcontractors and vendors in a calendar year, without prior written consent of NGC. In any case, NGS is solely responsible to NGC for the management and operations of the Facilities, and subcontracting the Services or any portion thereof to an affiliate (other than Northeast Utilities Service Company ("NUSCO")) or a non-Affiliate shall not relieve NGS of any of its duties, liabilities or obligations under this Agreement. NGS shall remain directly liable to NGC for the performance of such subcontracted Services as if such services had been performed directly by NGC and not by an Affiliate or a non-Affiliate.


                             SECTION 10 - INSURANCE

10.1 INSURANCE. NGS shall obtain and maintain, at NGS's sole cost and expense, Employer's Liability and/or Worker's Compensation insurance, in accordance with applicable laws, in statutory amounts. NGS will obtain and maintain Automobile Liability and Commercial General Liability insurance in such amounts and form as NGC may reasonably require. Upon NGC's request, NGS will provide copies of policies or other proof of insurance coverage as NGC may reasonably require. With NGC's consent, NGS may self-insure such exposures.

All policies, other than Worker's Compensation, shall be endorsed to name NGC and its Lenders as additional insureds with respect to any and all third party bodily injury and/or property damage claims arising from NGS's performance hereunder.

                               SECTION 11 - TITLE

11.1 TITLE. Title to all capitalized equipment and tools and to all materials and supplies and fuel held in inventory, provided or procured by NGS pursuant to this Agreement for the Facilities will pass to


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NGC immediately upon delivery of the materials to NGS or the applicable Facility site (whichever occurs first).

                           SECTION 12 - ENVIRONMENTAL

12.1 ENVIRONMENTAL LIABILITY. Subject to the limitations in Section 14, NGS shall be liable to NGC for, hold NGC harmless against and indemnify NGC against any on or off-site environmental liabilities attributable to negligence, gross negligence or wanton or willful misconduct by NGS. NGS shall not be liable to NGC, hold NGC harmless against or indemnify NGC with respect to any other environmental liabilities.

                    SECTION 13 - EVENTS OF DEFAULT; REMEDIES

13.1 EVENTS OF DEFAULT. (a) An "Event of Default" shall mean, with respect to a Party ("Defaulting Party"), the occurrence of any of the following:

         (i) the failure to make, when due, any payment required pursuant to this Agreement, except if such payment is being contested in good faith pursuant to Sections 4.5 and 15, if such failure to pay such uncontested amount is not remedied within one hundred twenty (120) days after written notice of such failure;

         (ii) any representation or warranty made by the Defaulting Party herein shall be false or misleading in any material respect when made or when deemed to be repeated;

         (iii) the willful contravention of any applicable law or regulation relating to the operation of the Facilities;

         (iv) the failure to perform any material obligation set forth in this Agreement (other than the events that are otherwise specifically covered as a separate Event of Default), and such failure is not cured within sixty (60) days after written notice of such failure; or

(b) An "Event of Default" shall mean, with respect to NGS (the "Defaulting Party"), the occurrence of any of the following:

                           (i)      NGS or NU shall be Bankrupt.

                           (ii) if at any time the outstanding liability of NGS under this Agreement exceeds the limitation on damages set forth in Section 14.2; PROVIDED, HOWEVER, exceeding the limitation on damages set forth in Section
                                    14.2 shall not constitute an Event of
                                    Default if NGS waives its rights in writing under Section 14.2 for such calendar year.

                           (iii) if NGS fails to comply with or hold any permits required under any law or regulation to perform its material obligations hereunder, and such failure cannot be remedied by NGS within sixty (60) days of becoming aware of such issue.

                           (iv) Except as permitted by Section 6.01 of the Credit Agreement, Northeast Utilities shall fail to own 100% of the voting stock of NGS.

                           (v) Any provision of the NU Guaranty shall cease to be valid and binding on or enforceable against Northeast Utilities, or Northeast Utilities shall so state in writing.

13.2 REMEDIES. Upon an Event of Default, the non-Defaulting Party has the right to terminate this Agreement upon thirty (30) days written notice to the Defaulting Party. This Agreement shall not be terminated if the default is cured within the thirty (30) day notice period.

                       SECTION 14 - LIABILITY AND DAMAGES

14.1 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary express or implied in this Agreement neither Party shall be liable to the other Party hereto in tort, contract, indemnity provision, under statute or otherwise in law or equity or by contract for any indirect, consequential, incidental, punitive or exemplary damages, lost profits or other business interruption damages.

14.2 LIMITATION OF DAMAGES. Notwithstanding anything to the contrary expressed or implied in this Agreement, in no event shall either Party be liable to the other Party for damages for all events and occurrences that occur in a calendar year that exceed the sum of the annual amounts paid by NGC to NGS for that calendar year pursuant to Section 4 plus any applicable insurance proceeds, unless such occurrence is or was caused by the gross negligence or willful misconduct of either Party , in which case such Party shall be responsible for the full amount of the damages.

                         SECTION 15 - DISPUTE RESOLUTION

15.1 STEP NEGOTIATION. In the event of a dispute regarding this Agreement, the Parties shall attempt, in good faith, to resolve the dispute amicably and promptly by appointing a senior executive of each Party to attempt to mutually agree upon a resolution. Either Party may give the other Party written notice of any dispute or claim. Within ten (10) days after delivery of said notice, the executives will meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange information and attempt to resolve the dispute or claim within thirty (30) days. If the two senior executives cannot reach a resolution, the dispute may be set for arbitration as described herein.

15.2 ARBITRATION. If the senior executives of the Parties are unable to resolve the dispute, and adjudication of the dispute is not within the exclusive jurisdiction of the FERC, the dispute may be submitted upon request of either Party to binding arbitration by one arbitrator who has not previously been employed by either Party, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be as mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the American Arbitration Association (the "AAA") unless otherwise agreed by the Parties. Such arbitration shall be held in alternating locations of the home offices of the Parties or in any other mutually agreed upon location. The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. The judgment rendered by the arbitrator may be enforced in any court having jurisdiction of the subject matter and the Parties. All costs of the arbitration shall be paid equally by the Parties, unless the award shall specify a different division of the costs. Each Party shall be responsible for its own expenses, including attorney's fees. Both Parties shall be afforded adequate opportunity to present information in support of its position on the dispute being arbitrated. The arbitrator may also request additional information from the Parties.

15.3 ARBITRATION RULES. The arbitrator shall be bound by the terms of this Agreement and may not detract from or add to its terms. The Parties may by mutual agreement specify the rules that are to govern the arbitration proceedings and limit the matters to be considered. The findings and award of the arbitrator shall be final and conclusive and shall be binding upon the Parties, except as otherwise provided by law. Each Party agrees that it will not bring a lawsuit concerning any dispute covered by this arbitration provision. Any monetary award of the arbitrator may be enforced by the Party in whose favor such monetary award is made in any court of competent jurisdiction.

                           SECTION 16 - FORCE MAJEURE

16.1 FORCE MAJEURE. As used in this Agreement, "Force Majeure" means an event or circumstances which prevents one party from performing its obligations under this Agreement, which event or circumstances was not anticipated as of the date of the Agreement and is not within the reasonable control of, and without fault or negligence of, the Party claiming Force Majeure (the "Claiming Party"), and which, by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Consistent with the above, Force Majeure includes, without limitation, sabotage, strikes or other labor difficulties, riots or civil disturbance, acts of God, act of public enemy, drought, earthquake, flood, explosion, fire, lightning, landslide, or similarly cataclysmic occurrence, or appropriation or diversion of electricity by sale or binding order of any court or governmental authority having jurisdiction thereof (so long as the Claiming Party has not applied for or assisted in the application for such Court or government action or any other case, whether of the kind herein enumerated or otherwise). In the event of a strike or other labor difficulties, NGS will use all reasonable efforts to ensure that the Facilities are operated as if there were no strike or other labor difficulties during the time such events exist.

16.2 PROCEDURE ON FORCE MAJEURE CLAIM.

         (a) If a Claiming Party wishes to claim relief by reason of Force Majeure, it shall give written notice stating the date of commencement of such Force Majeure event and the predicted extent, estimated consequences and the cause thereof, to the other Party as soon as reasonably possible and in any case within five (5) days of it becoming aware of such event or circumstances, time being of the essence.

         (b) The Claiming Party shall keep the other Party fully informed of any developments with respect to the Force Majeure.

         (c)      If either Party claims relief for Force Majeure pursuant to
                  Section 16.1 and the other Party disputes the existence, nature, extent or condition of the event of circumstances giving rise to such claim for relief, then:

                  (i) the Parties shall meet promptly in order to resolve such dispute within such period as the Parties hereto may agree (or, failing agreement, within thirty (30) days); and

                  (ii) if such dispute is not resolved by the Parties pursuant to paragraph (i) above, then such dispute shall be resolved pursuant to Section 15.

         (d) The Claiming Party shall give notice to the other Party of the cessation of the relevant event or circumstances of Force Majeure as soon as practicable after becoming aware of such cessation.

         (e) In the event that Force Majeure causes any Party to be unable to serve any notice hereunder, the period for the serving of such notice (if any) shall be extended for every day while such event or circumstance of Force Majeure prevents the service of such notice.

16.3 EFFECTS OF FORCE MAJEURE. If either Party to this Agreement is rendered wholly or partly unable to perform its obligations hereunder because of Force Majeure as defined above, that Party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected, provided that:

         (a) the non-performing Party promptly, but in no case longer than five (5)days after the occurrence of the Force Majeure, gives the other Party written notice describing the particulars of the occurrence;

         (b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure; and

         (c) the non-performing Party uses due diligence to remedy its inability to perform.

In the event that the Force Majeure is of a duration greater than ninety (90) days the performing Party may terminate this Agreement with respect to the Facility or Facilities whose performance is affected by the Force Majeure upon thirty (30) days prior written notice, unless the Force Majeure has been cured within that later thirty (30) day period.

                               SECTION 17 DELIVERY

17.1 DELIVERY. (a) NGS shall deliver each Facility to NGC on the termination date of this Agreement in the state and condition as shall be reasonably expected, subject to ordinary wear and tear, on the assumption that each Facility has been consistently operated and maintained in accordance with Good Industry Practice and as otherwise provided in this Agreement.

(b) NGS shall deliver to, or relinquish custody to NGC or (at the direction of NGC) to any person appointed by NGC to operate and/or maintain the Facilities in succession to NGS (a "Successor Operator") all funds held by NGS as agent or trustee for NGC as operator of the Facilities, all books, records and inventories and all property of NGC relating to the operation and maintenance of the Facilities, in such condition as reflects full compliance with NGS's obligations under this Agreement.

(c) NGS shall, to the extent allowed by such contracts, transfer to any Successor Operator, effective as of the termination date of this Agreement with respect to any of the Facilities, the benefit of all contracts it has relating to the performance of the Services. Pending such transfer, NGS shall hold it rights and interests in relation to all such contracts for the Successor Operator.

17.2 CONTINUITY OF OPERATION (a) NGS shall provide reasonable assistance to NGC and any Successor Operator to transfer the operation and maintenance of the Facilities to NGC or any Successor Operator, so as to prevent, limit or mitigate any harm or disruption to the normal operation and maintenance of the Facilities and the business of NGC.

(b) If this Agreement is terminated by NGC, NGS shall, if required by NGC, continue to operate the Facility for a period specified by NGC but not exceeding 90 days from the date of such termination. During such period, NGS and NGC shall both continue to comply with this Agreement as if it had not been terminated and both Parties' obligations had continued during such period. NGC shall pay NGS during such period the same amount as would have been due during such period if the Agreement had not been terminated.

                    SECTION 18 - INSPECTION AND AUDIT RIGHTS

18.1 AUDIT RIGHTS. NGC shall have the right throughout the Term and for a period of three (3) years following the end of the Term, upon reasonable prior notice, to inspect the Facilities, to request copies of and review documents and to examine the books and records of NGS to the extent reasonably necessary to verify the accuracy and basis for any claim by NGS for payments from NGC or to determine NGS's compliance with the terms of this Agreement. NGS shall make all such records available as appropriate at each Facility or NGS's office in Rocky Hill, Connecticut during normal business hours.

                          SECTION 19 - INDEMNIFICATION

19.1 INDEMNIFICATION. NGC and NGS shall each be liable to, indemnify, defend and hold the other Party, its directors, officers, employees and agents (including but not limited to affiliates and contractors and their employees), harmless from and against all third party liabilities, damages, losses, penalties, claims, demands, suits, expenses, attorneys' fees and proceedings of any nature whatsoever for personal injury (including death) or property damage that arise out of the performance of this Agreement or other actions or omissions by that party, except to the extent that such injury or damage may be attributable to the negligence, gross negligence or willful misconduct of the Party seeking to be indemnified. The obligations of NGS and NGC in relation to bona fide, independent third parties, under this Section 19 shall not be limited by Section 14.

19.2 EMPLOYEE OBLIGATIONS. NGS, either directly or through its Affiliate NUSCO, shall be solely responsible for employing the employees who shall perform the Services and other obligations hereunder on behalf of NGS (the "EMPLOYEES") and shall maintain employment of Employees with such qualifications and expertise as necessary for NGS to provide the Services to NGC pursuant hereto. NGS, either directly or through NUSCO, shall be responsible for the payment of all salaries and benefits, whether contractual or statutory, associated with the employment of the Employees, including but not limited to, expense reimbursements, health insurance, workers compensation and social security, and NGS shall indemnify and hold harmless NGC from and against all claims, demands, costs, expenses (including reasonable attorneys' fees) as incurred, liabilities and losses which may result from the failure of NGS to comply with such responsibilities in connection with its employees.

19.3 NOTICE. The indemnifying Party shall be promptly notified of any claim made against the indemnified Party arising out of the matters specified in this
Section 19.

19.4 PROCEEDINGS. (a) The indemnifying Party may at its own cost conduct negotiations for the settlement of any claim made against the indemnified Party arising out of the matters specified in this Section 19 and any litigation that may arise therefrom in such reasonable manner as the indemnified Party shall from time to time approve (such approval not to be unreasonably withheld).

19.4 (b) The indemnified Party shall not make any admission which might be prejudicial to the indemnifying Party unless the indemnifying Party has failed to take over the conduct of the negotiations or litigation or provide security under this Section 19.4 within a reasonable time of having been so requested.

                       SECTION 20 - INTELLECTUAL PROPERTY

20.1 DEFINITION. "Intellectual Property Rights" means: (a)

                           (i) patents, trade marks, service marks, rights in designs, trade names, copyrights and topography rights, in each case whether registered or not;

                           (ii) applications for registration of any of the above;

                           (iii) rights under licenses and consents in relation to any of the above; and

                           (iv) all forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world.

         (b) NGC INTELLECTUAL PROPERTY. Designs, drawings, specifications, instructions, manuals and other documents created, produced or commissioned by NGC and relating to the Facilities and to the carrying out of the Services at the Facilities and copyright therein and all Intellectual Property Rights relating thereto ("NGC INTELLECTUAL PROPERTY") are, shall be, and shall remain the property of NGC. NGC hereby grants to NGS a revocable, non-exclusive, royalty free, non-transferable license to use NGC Intellectual Property in connection with the providing of the Services to NGC only.

         (c) OPERATOR INTELLECTUAL PROPERTY. NGS hereby grants to NGC an irrevocable, non-exclusive, royalty-free, transferable license to use solely with regard to the providing of Services to NGC any Intellectual Property Rights owned by NGS required in connection with the Services.

         (d) THIRD PARTY INTELLECTUAL PROPERTY. Prior to concluding any contract with any third parties relating to the supply of materials or services specifically created by third parties for the purposes of providing the Services, NGS shall use reasonable efforts to provide that such third party grant irrevocable non-exclusive, royalty-free licenses to each of NGS and NGC to use all Intellectual Property Rights pertaining to such contract with the right for NGC to assign such license to, or grant a sub-license to, any person appointed operator of the Facilities from time to time.


                           SECTION 21 - MISCELLANEOUS

21.1 AMENDMENTS. This Agreement may be amended only by a writing executed by the Parties hereto.

21.2 GOVERNING LAW.

21.2.1. CHOICE OF LAW AND JURISDICTION. This Agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of law. Each Party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement.

21.2.2. APPLICABLE LAWS, REGULATIONS, ORDERS, APPROVALS AND PERMITS. This Agreement is made subject to all existing or future applicable federal, state, and local laws and to all existing or future duly promulgated orders or other duly authorized actions of governmental authorities having jurisdiction over the matters contained in this Agreement.

21.3 NOTICES. All notices, requests, statements, or payments required to be made under this Agreement shall be made as specified below. Notices required to be in writing shall be delivered in person, by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close, in which case it shall be deemed received by the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received the next Business Day after it was sent. A Party may change its addresses by providing notice of same in accordance herewith:

To NGC:           Northeast Generation Company
                  107 Selden Street
                  Berlin, CT 06037
                  Attn:     Asset Management Division,
                            Joseph J. Staszowski, Director
                  FAX: (860) 665-5798

To NGS:           Northeast Generation Services Company
                  273 Dividend Road
                  Rocky Hill, CT  06067
                  Attn:  William J. Nadeau
                  Vice President
                  FAX:  (860) 665-6263

Either Party by written notice to the other Party may change the address or the persons to whom notices or copies thereof shall be directed.

21.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

21.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto. Neither Party shall assign its obligations hereunder to any other Person without the prior written consent of the other Party, which in the case of a proposed assignment by NGS may be withheld by NGC in its sole discretion, and in the case of a proposed assignment by NGC may not be unreasonably withheld by NGS; provided, however, that NGC may assign its rights hereunder to an Affiliate or to a Lender in connection with financing or refinancing of the Facilities without the consent of NGS.

21.6 WAIVERS. The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

21.7 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to either Party, nor to give any third persons any right of subrogation or action against either Party.

21.8 SECTION HEADINGS. The section headings used in this Agreement are for convenience only and shall not be deemed to be a binding portion of this Agreement.

21.9 INDEPENDENT CONTRACTORS. The Parties are independent contractors. Except as otherwise specified in this Agreement, nothing contained herein shall be deemed to create association, joint venture, partnership or principal/agent relationship between the Parties hereto or impose any partnership obligation or liability on either Party, and neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of or otherwise bind the other Party in any way.

21.10 SUCCESSORS INCLUDED. Reference to any individual, corporation or other entity shall be deemed a reference to such individual, corporation or other entity, together with its successors and permitted assigns from time to time.

21.11 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

21.12 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, and any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement, unless such a construction of the remainder of the Agreement would be unreasonable or deprive a Party of a material benefit under this Agreement. In such event, the Parties shall seek to amend this Agreement to remove the invalid provision and otherwise provide the benefit unless prohibited by law.

21.13 SURVIVING RIGHTS. All indemnity and audit rights shall survive the termination of this Agreement for three (3) years.

                   SECTION 22 - REPRESENTATIONS AND WARRANTIES

         On the date of this Agreement, each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement and any other documentation relating to this Agreement to which it is a party, (iii) the execution, delivery and performance of this Agreement and any other documentation relating to this Agreement to which it is a party are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it, (iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, (v) there are no bankruptcy proceedings pending or being contemplated by it or, to its knowledge, threatened against it, (vi) there is not pending or, to its knowledge, threatened against it or any of its affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement or any other document relating to this Agreement to which it is a party, (vii) no Event of Default or event which, absent a cure, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any other document relating to this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

Northeast Generation Company

By: /s/ David R. McHale
   -------------------------------
Name:  David R. McHale
Title: Vice President and Treasurer

Northeast Generation Services Company

By: /s/ William J. Nadeau
   -------------------------------
Name:  William J. Nadeau
Title: Vice President and
       Chief Operating Officer

                                    EXHIBIT 1

                         ELECTRIC GENERATING FACILITIES


HOUSATONIC HYDROELECTRIC SYSTEM
Falls Village Station
Bulls Bridge Station
Rocky River Station
Shepaug Station
Stevenson Station
Robertsville Station
Bantam Station

EASTERN HYDROELECTRIC SYSTEM
Tunnel Station
Taftville Station
Scotland Station
Tunnel ICU

NORTHFIELD MOUNTAIN HYDROELECTRIC SYSTEM
Northfield Mountain Pumped Storage Station and Northfield Environmental
  Recreation Center
Cabot Station
Turner Falls #1 Station

                                    EXHIBIT 2

                                SCOPE OF SERVICES

The Services provided under Section 3 of the Agreement include management, operations, maintenance, administrative, labor, consumable materials (except station services for electrical needs and fuel for electric generation), water, supervision and other goods and services necessary for the safe, efficient, and reliable management, operation and maintenance of the Facilities on a daily basis.

The scope of services includes, the following:

A.       FACILITY MANAGEMENT

1. Recruiting, hiring and training of qualified personnel, vendors and subcontractors;

2. Strategic planning to ensure that the Facilities' day-to-day and long-term operational and maintenance needs are satisfied;

3.       Compliance with and maintenance of standard operating procedures;

4. Preparation and maintenance of operating and maintenance records and reports;

5. Preparation and processing of invoices to support payments by NGC of items directly charged to NGC;

6. Procurement and payment for goods, services and supplies provided by vendors, suppliers and contractors;

7. Development and implementation of policies and procedures relating to safety, environmental and security practices;

8. Development and maintenance of an effective inventory management system;

9.       Supervision of all personnel, vendors and subcontractors;

10.      Development of operating reports and budgets for NGC;

11. Development of recommendations for Facility capital improvements and programs which may be of benefit to NGC;

12.      Reasonable coordination with NGC and Buyer;

13. Development and implementation of an effective maintenance process including all necessary procedures;

14.      Utilization of predictive maintenance program;

15.      Utilization of computer based maintenance management system;

16.      Inspection of dams as required;

17. Operation and maintenance of all recreational facilities associated with the Facilities;

18. Provision of hand tools and equipment determined to be less than units of property under NGC's retirement catalogue;

19. Administration and assurance of compliance with and maintenance of all licenses, permits, leases, and contracts associated with the Facilities;

20. Coordinating with CL&P, WMECO, NGC and Buyer under the terms of the Interconnection Agreements with NGC dated 7/2/99;

21.      Community Relations.

22.      Management and administrative support.

23. Technical and engineering support for operation and maintenance of the Facilities in their current status.

B.       OPERATIONS

NGS will provide all services necessary to operate the Facilities in strict compliance with all legal requirements and government authorizations or licenses and in accordance with Good Industry Practices, NEPOOL Standards and operation and maintenance requirements of the Purchase Agreement. Operations shall include, but not be limited to the following:

1. Operating the hydroelectric, pumped storage and jet plants ; this includes all auxiliary systems, motor control centers and electrical switchgear;

2.       Scheduling of operations and personnel;

3.       Coordinating with transmission/distribution tagging;

4.       Removal of debris and ice from trash racks;

5.       Operation of  intakes, spillways, gateways and outlet works;

6.       Public notification of draw down events;

7. Assuring compliance with applicable environmental safety and health regulations;

8. Maintenance of NGC's spare parts inventory to enable performance of all maintenance and continued operations;

9.       Operation of lubrication and control systems;

10.      Performance of equipment testing and adjustments;

11.      Providing Facility security;

12.      Caring for Facilities and grounds, including housekeeping.


C.       MAINTENANCE

To ensure the long-term operability of systems and equipment, NGS will provide services necessary to maintain the Facilities' equipment, including on-site electrical interconnection Facilities owned by NGC, in proper working condition under the current mode of operation as of the effective date of this Agreement. Maintenance includes but not be limited to the following:

1. Ordinary Maintenance - daily repairs, maintenance and upkeep of the Facilities to maintain plant capacity and uninterrupted, economical production and delivery of electricity.

2. Scheduled Maintenance - overhauls, repairs, maintenance and upkeep to the Facilities at scheduled intervals to preserve and maintain plant capacity and uninterrupted and economical production and delivery of electricity.

3. Forced Maintenance - repairs and maintenance of the Facilities not reasonably anticipated which must be performed to preserve and maintain plant capacity and uninterrupted economical production of electricity and energy products.

4. Facility Maintenance - inspection, and minor maintenance and repair of all buildings, structures, facilities and grounds.

                                    EXHIBIT 3

                 ONGOING PURCHASE AND SALE AGREEMENT OBLIGATION


CL&P AND WMECO PSAS

Section 5.7  Employee Matters

Section 5.8  Access After Closing to Records and Employees

Section 5.13  Discharge of Environmental Liabilities

Section 7.0 Confidentiality

Section 11.1 Press Releases and Public Announcement

Exhibit E - Interconnection Agreements Dated 7/2/99

                                    EXHIBIT 4

                               NGS EXCLUDED COSTS

NGS will not be responsible for paying or bearing the costs of the following items, although NGS may process invoices or bills for such costs for payment by NGC as part of the administrative service it provides:

1.       Fuel, fuel testing, and emission fees for the Tunnel Jet Facility.

2. Pumping Costs for either the Rocky River facility or Northfield Mountain facility

3.       Property taxes for the Facilities

4. Insurance premiums for property, liability or business interruption insurance for the Facilities

5. Costs associated with any headwater or backwater benefit agreements entered into by NGC for the Facilities, including fees for FERC gauging stations

6.       Inventory carrying charges associated with the Facilities

7. Costs associated with Stand-By/Back-up Services for the Facilities and those related for use of non-PTF or distribution Facilities.

8.       FERC annual hydroelectric license fee.

9. FERC hydroelectric license related expenses beyond those required for compliance on a daily basis with the FERC licenses which are not included in the Annual Fee in Exhibit 6

10. Environmental fees for the Facilities which are not included in the Annual Fee in Exhibit 6

11. Costs payable under contracts that are not included in the Annual Fee in Exhibit 6.

12.      Sales, gross receipts, value added and similar taxes.

                                    EXHIBIT 5
                          APPROVED CAPITAL EXPENDITURES
                                     ($000)

               Facility                 2000          2001       2002         2003        2004        2005
               --------                 ----          ----       ----         ----        ----        ----

HOUSATONIC HYDROELECTRIC SYSTEM
Falls Village Station                    197.1        121.4       107.7        100.3        67.3        69.0
Bulls Bridge Station                     192.7        126.5       126.7        130.6        78.5        80.5
Rocky River Station                      113.8         60.8       158.4        162.7       387.3     1,252,3
Shepaug Station                          595.7      1,460.6       297.1        304.9       201.9       206.9
Stevenson Station                        216.0        165.2       265.1        272.1       168.2       197.1
Roberstville Station                       7.2          7.3         7.5          7.7         7.9         8.0
Bantam Station                             5.1          5.2         5.3          5.5         5.6         5.7

EASTERN HYDROELECTRIC SYSTEM
Tunnel Hydro Station                      35.8         36.6        37.4         38.3        39.3        40.2
Taftville Station                         35.8         36.6        37.4         38.3        39.3        40.2
Scotland Station                          35.8         36.6        37.4         38.3        39.3        40.2
Tunnel ICU                                 0.0          0.0       182.0         19.0

NORTHFIELD MOUNTAIN HYDROELECTRIC
SYSTEM
Northfield Mountain Pumped Storage     1,509.2        754.6       772.8        792.1       578.5       593.0
Station
Cabot Station                            518.2      7,620.3     7,455.8     11,226.0       198.3       203.3
Turners Falls # 1 Station                  3.2         20.8        27.3          0.0
Total                                  3,465.3     10,452.3     9,518.2     13,136.2     1,811.3     2,736.4

                                    EXHIBIT 6

                               a. ANNUAL FIXED FEE
                                     ($000)

            Facility                    2000          2001         2002          2003         2004         2005
            --------                    ----          ----         ----          ----         ----         ----

HOUSATONIC HYDROELECTRIC SYSTEM
Falls Village Station                   731.9        1019.1        611.5         627.2        643.3        754.7
Bulls Bridge Station                    580.4       1,230.0        383.7         394.4        405.3        416.6
Rocky River Station                     871.6       1,025.0        917.8         942.3        970.4      1,140.0
Shepaug Station                       1,276.6       2,399.3      1,369.7       1,405.1      1,441.2      1,803.9
Stevenson Station                     1,241.8       1,399.9      1,044.8       2,552.3      2,623.8      1,190.1
Roberstville Station                     13.4          82.3         13.6          14.0         14.2         14.6
Bantam Station                            6.4          75.2          6.4           6.5          6.6          6.8

EASTERN HYDROELECTRIC SYSTEM
Tunnel Hydro Station                    170.7         173.4        176.3         180.8        185.3        190.0
Taftville Station                       211.1         352.2        218.0         223.5        229.0       234.98
Scotland Station                        180.6         252.4        186.6         191.5        196.4        201.5
Tunnel ICU                               43.9          43.6         47.4          52.2         69.9         50.7

NORTHFIELD MOUNTAIN
HYDROELECTRIC SYSTEM
Northfield Mountain Pumped           10,614.9      11,103.3      9,309.1       7,687.4      7,964.6      8,036.3
Storage Station
Cabot Station                         2,092.7       2,158.7      1,938.1       2,014.5      2,071.0      2,129.1
Turners Falls # 1 Station               210.1         216.4        166.5         176.5        184.2        192.3

TOTAL ALL FACILITIES                 18,246.1      21,530.8     16,389.5      16,468.2     17,005.2     16,361.5

         The fixed fee for a calendar year shall by paid by NGC in twelve (12) equal annual monthly installments by month on the first Business Day of each month for that month, or in amounts predetermined and agreed upon by the Parties based on scheduled maintenance activity.

         Payment for any partial month shall be prorated based on the number of days in a month that NGS operates a Facility as a percentage of the total number of days in that month.

         With respect to year 2006 and subsequent years, NGS shall provide NGC with its proposed annual fixed fee at least eighteen (18) months prior to the beginning of such calendar year. The Parties shall negotiate in good faith to agree on such fixed annual fee. If the Parties cannot agree, either Party may terminate this Agreement in accordance with Section 2.



                      b. INCENTIVE PAYMENT/CREDIT COMPONENT

NGC will pay NGS an annual incentive payment of up to ten (10) percent or receive an annual incentive credit of up to five (5) percent of the Fixed Fee based on NGS's performance against performance goals such as:

         1.       Overall availability of the Facilities

         2.       Availability of the Facilities during peak periods

         3. Northfield Mountain Facility only - availability during 200 annual highest price hours

         4. Reductions or increases in scheduled overhaul periods or NGS Excluded Costs in Exhibit 4.

NGC and NGS will work collaboratively to design and implement the specific performance goals and incentive calculation.

The annual incentive payment shall not exceed $2.5 million, and the annual incentive credit shall not exceed $1.25 million.

                                    EXHIBIT 7

                           HYDRO MAINTENANCE SCHEDULE

  Station/unit      MW       Year 2000       Year 2001      Year 2002      Year 2003      Year 2004        Year 2005
  ------------      --       ---------       ---------      ---------      ---------      ---------        ---------

  Northfield 1      270      3 wks MI          18 wks                      3 wks MI                         3 wks MI
                                              Maj. OH
  Northfield 2      270        18 wks                        3 wks MI                      3 wks MI
                              Maj. OH
  Northfield 3      270                      3 wks MI                      3 wks MI                         3 wks MI
  Northfield 4      270                                        18 wks                      3 wks MI
                                                              Maj. OH
   Northfield Sta.

     Cabot 1       8.83        1 wk MI          20 wks        1 wk MI        1 wk MI        1wk MI           1wk MI
                                               Maj. OH
     Cabot 2       8.83        1 wk MI          20 wks        1 wk MI        1 wk MI        1wk MI           1wk MI
                                               Maj. OH
     Cabot 3       8.83        1 wk MI         1 wk MI         20 wks        1 wk MI        1wk MI           1wk MI
                                                              Maj. OH
     Cabot 4       8.83        1 wk MI         1 wk MI         20 wks        1 wk MI        1wk MI           1wk MI
                                                              Maj. OH
     Cabot 5       8.83        1 wk MI         1 wk MI        1 wk MI         20 wks        1wk MI           1wk MI
                                                                             Maj. OH
     Cabot 6       8.83        1 wk MI         1 wk MI        1 wk MI         20 wks        1wk MI           1wk MI
                                                                             Maj. OH
   Cabot Sta.       53         1 wk CI         1 wk CI        1 wk CI         1wk CI        1wk CI           1wk CI

 Turners Falls 1   1.85        1 wk MI         1 wk MI        1 wk MI        1 wk MI        1wk MI           1wk MI
 Turners Falls 2   0.35        1 wk MI         1 wk MI        1 wk MI        1 wk MI        1wk MI           1wk MI
 Turners Falls 3    1.3        1 wk MI         1 wk MI        1 wk MI        1 wk MI        1wk MI           1wk MI
 Turners Falls 5   1.35        1 wk MI         1 wk MI        1 wk MI        1 wk MI        1wk MI           1wk MI
 Turners Falls 7    1.4        1 wk MI         1 wk MI        1 wk MI        1 wk MI        1wk MI           1wk MI
 Turners Falls     6.25        1 wk CI         1 wk CI        1 wk CI        1 wk CI        1wk CI           1wk CI
      Sta.

    Scotland        2.2        1 wk MI         1 wk MI        1 wk MI        1 wk MI       1 wk MI          1 wk MI

   Taftville 1     0.41
   Taftville 2     0.42
   Taftville 3     0.44
   Taftville 4     0.38
   Taftville 5     0.38
 Taftville Sta.    2.03        1 wk MI         1 wk MI        1 wk MI        1 wk MI       1 wk MI          1 wk MI

                                  EXHIBIT 7

                           HYDRO MAINTENANCE SCHEDULE

  Station/unit      MW       Year 2000       Year 2001      Year 2002      Year 2003      Year 2004        Year 2005
  ------------      --       ---------       ---------      ---------      ---------      ---------        ---------

    Tunnel 1       1.05
    Tunnel 2       1.05
   Tunnel Sta.      2.1        1 wk MI         1 wk MI        1 wk MI        1 wk MI       1 wk MI          1 wk MI
     Bantam S         0.3          3 dy MI         3 dy MI           3 dy MI         3 dy MI      3 dy MI       3 dy MI

  Bulls Bridge 1      1.4        1 wk MI          1 wk MI          1 wk MI          1 wk MI
  Bulls Bridge 2      1.4        1 wk MI          1 wk MI          1 wk MI          1 wk MI
  Bulls Bridge 3      1.4        1 wk MI          1 wk MI          1 wk MI          1 wk MI
  Bulls Bridge 4      1.4        1 wk MI          1 wk MI          1 wk MI          1 wk MI
  Bulls Bridge 5      1.4        1 wk MI          1 wk MI          1 wk MI          1 wk MI
  Bulls Bridge 6      1.4        1 wk MI          1 wk MI          1 wk MI          1 wk MI
  Bulls Bridge S      8.4        1 wk MI          1 wk MI          1 wk MI          1 wk MI       1 wk MI       1 wk MI

  Falls Village 1     3.67
  Falls Village 2     3.67
  Falls Village 3     3.67
  Falls Village S      11       2wks MI/CI      2wks MI/CI        2wks MI/CI      2wks MI/CI     2wks MI/CI    2wks MI/CI

  Robertsville 1      0.31
  Robertsville 2      0.31
  Robertsville S      0.62         3 dy MI         3 dy MI           3 dy MI         3 dy MI      3 dy MI       3 dy MI

  Rocky River 1        3
  Rocky River 2        3
  Rocky River 3      25.35
  Rocky River S      31.35         1 wk MI         1 wk MI           1 wk MI         1 wk MI      1 wk MI       1 wk MI

    Shepaug S         43.4          1wk MI         16 wk MI           1wk MI          1wk MI      1 wk MI       1 wk MI

   Stevenson 1        7.11          1wk MI          1wk MI            1wk MI          1wk MI      1 wk MI       1 wk MI
   Stevenson 2        7.11          1wk MI          1wk MI            1wk MI          1wk MI      1 wk MI       1 wk MI
   Stevenson 3        7.11          1wk MI          1wk MI            1wk MI          1wk MI      1 wk MI       1 wk MI
   Stevenson 4        7.57          1wk MI          1wk MI            1wk MI          1wk MI      1 wk MI       1 wk MI
   Stevenson S        28.9

     Legend:
MI = Maintenance Inspection
Maj. OH = Major Overhaul
CI = Canal Inspection

                                    EXHIBIT 8

                       ESTIMATE OF TOTAL FIRST YEAR BUDGET

                                    EXHIBIT 9
                                QUARTERLY REPORT

                         NGS MANAGE AND OPERATE SERVICES
                                QUARTERLY REPORT
                       NORTHEAST GENERATION COMPANY SITES
                     CURRENT QUARTER ENDING _______________

OPERATIONS SUMMARY:



QUARTERLY STATISTICS:

        Location     EAF      FOF    CF        Gross       Station         Net                     Comment
        --------     ---      ---    --        -----       -------         ---                     -------
                                             Generation    Service     Generation
                                             ----------    -------     ----------
------------------------------------------------------------------------------------------------------------------------------------
Falls Village
------------------------------------------------------------------------------------------------------------------------------------
Bulls Bridge
------------------------------------------------------------------------------------------------------------------------------------
Rocky River
------------------------------------------------------------------------------------------------------------------------------------
Shepaug
------------------------------------------------------------------------------------------------------------------------------------
Stevenson
------------------------------------------------------------------------------------------------------------------------------------
Robertsville
------------------------------------------------------------------------------------------------------------------------------------
Bantam
------------------------------------------------------------------------------------------------------------------------------------
Tunnel Hydro
------------------------------------------------------------------------------------------------------------------------------------
Tunnel ICU
------------------------------------------------------------------------------------------------------------------------------------
Taftville
------------------------------------------------------------------------------------------------------------------------------------
Scotland
------------------------------------------------------------------------------------------------------------------------------------
Northfield Mtn
------------------------------------------------------------------------------------------------------------------------------------
Cabot
------------------------------------------------------------------------------------------------------------------------------------
Turners Falls #1
------------------------------------------------------------------------------------------------------------------------------------

YEAR TO DATE STATISTICS


        Location     EAF      FOF    CF        Gross       Station         Net                     Comment
        --------     ---      ---    --        -----       -------         ---                     -------
                                             Generation    Service     Generation
                                             ----------    -------     ----------
------------------------------------------------------------------------------------------------------------------------------------
Falls Village
------------------------------------------------------------------------------------------------------------------------------------
Bulls Bridge
------------------------------------------------------------------------------------------------------------------------------------
Rocky River
------------------------------------------------------------------------------------------------------------------------------------
Shepaug
------------------------------------------------------------------------------------------------------------------------------------
Stevenson
------------------------------------------------------------------------------------------------------------------------------------
Robertsville
------------------------------------------------------------------------------------------------------------------------------------
Bantam
------------------------------------------------------------------------------------------------------------------------------------
Tunnel Hydro
------------------------------------------------------------------------------------------------------------------------------------
Tunnel ICU
------------------------------------------------------------------------------------------------------------------------------------
Taftville
------------------------------------------------------------------------------------------------------------------------------------
Scotland
------------------------------------------------------------------------------------------------------------------------------------
Northfield Mtn
------------------------------------------------------------------------------------------------------------------------------------
Cabot
------------------------------------------------------------------------------------------------------------------------------------
Turners Falls #1
------------------------------------------------------------------------------------------------------------------------------------

NGC Expenses           This Quarter        Year to Date         Year End                           Comment
------------           ------------        ------------         --------                           -------

------------------------------------------------------------------------------------------------------------------------------------
M&OS Fixed Fee
------------------------------------------------------------------------------------------------------------------------------------
Add'l O&M
------------------------------------------------------------------------------------------------------------------------------------
Approved Capital
------------------------------------------------------------------------------------------------------------------------------------
Add'l Captital
------------------------------------------------------------------------------------------------------------------------------------
Other
------------------------------------------------------------------------------------------------------------------------------------

COMMENTS


                                       3